Exhibit 3.1.2

State of Delaware Secretary of State Division of Corporations Delivered 08: 31 PM 12/15/2006 FILED 07:39 PM 12/15/2006 SRV 061154427 - 3556961 FILE

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION OF

VOLKSWAGEN AUTO LEASE UNDERWRITTEN FUNDING, LLC

Volkswagen Auto Lease Underwritten Funding, LLC (hereinafter called the “Company”), a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, does hereby certify:

1. The name of the limited liability company is:

Volkswagen Auto Lease Underwritten Funding, LLC

2. Article I of the Certificate of Formation of the Company is hereby amended to read in its entirety as follows:

“ARTICLE I

The name of the limited liability company is Volkswagen Auto Lease/Loan Underwritten Funding, LLC (hereinafter referred to as the “Company”).”

Executed on this 15th day of December 2006.

By:	/s/ MARIA L. TARARO
	Name:	Maria L. Tararo
	Title:	Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 11:00 AM 12/04/2012 FILED 09:54 AM 12/04/2012 SRV 121290016 - 3556961 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT CHANGING ONLY THE
REGISTERED OFFICE OR REGISTERED AGENT OF A
LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.                  The name of the limited liability company is VOLKSWAGEN AUTO LEASE/LOAN UNDERWRITTEN FUNDING, LLC.

2.                  The Registered Office of the limited liability company in the State of Delaware is changed to 2711 Centerville Road, Suite 400 (street), in the City of Wilmington, Zip Code 19808. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company.

By:	/s/ Maureen Cathell
Authorized Person

Name:	Maureen Cathell
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